Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

AMENDED AND RESTATED BOARD SUPPORT
SERVICES AGREEMENT

The 2023 etf series trust

THIS AGREEMENT made as of August 9, 2023 by and between The 2023 ETF Series Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and Goldman Sachs & Co. LLC, a New York limited liability company (“GS&Co.”) (the “Parties”).

WHEREAS, the Board of Trustees of the Trust (the “Board”) desires that GS&Co. perform certain services for the Trust with respect to one or more participating Exchange Traded Funds or Products (each a “Fund”) appearing on Appendix C (the “Participating Fund Schedule”) and GS&Co. is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Board and GS&Co. hereby agree as follows:

SECTION 1. SERVICES

(a)       GS&Co. shall provide the support services listed on Appendix A hereto (the “Services”), which are administrative and secretarial, as requested from time-to-time by the Trust.

(b)       GS&Co. may provide other services and assistance as the Trust may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(c)       GS&Co. shall maintain records relating to the Services, to the extent such retention is required pursuant to relevant securities laws and regulations (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. GS&Co. hereby agrees that the Records which it maintains for the Trust pursuant to its duties hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such Records upon any request by the Trust or the Trust’s authorized representatives at the Trust’s expense.

(d)       Nothing contained herein shall be construed to require GS&Co. to perform any service that could cause GS&Co. to be deemed an investment adviser for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”), or the Investment Advisers Act of 1940, as amended. Further, while GS&Co. will provide Services under this Agreement to assist Trust with respect to the Trust’s obligations, Trust understands and agrees that GS&Co. is not a law firm and that nothing contained herein shall be construed to create an attorney-Trust relationship between GS&Co. and Trust or to require GS&Co. to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to GS&Co.’s provision of the Services described herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the relevant securities and other laws, rules and regulations of governmental authorities with jurisdiction over the Trust. Further, because no attorney-Trust relationship exists between GS&Co.’s in-house attorneys and the Trust, any information provided to GS&Co.’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. GS&Co. represents that it will maintain the confidentiality of information disclosed to its in- house attorneys on a best-efforts basis.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(e)       In order for GS&Co. to perform the Services, the Trust shall (i) instruct all of its other service providers to furnish any and all information to GS&Co. as reasonably requested by GS&Co., and assist GS&Co. as may be required, and (ii) ensure, to the extent possible, that GS&Co. has access to all records and documents maintained by the Trust or any service provider necessary for GS&Co. to perform the Services.

(f)       Any Services or activities provided or performed by GS&Co. pursuant to this Agreement shall be subject to the overall direction and control of the Board or any authorized person of the Trust; provided, however, that, in the absence of specific instruction from the Board or any authorized person, GS&Co. shall have the general authority to do all acts deemed in GS&Co.’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, GS&Co. shall observe and seek to comply with all applicable resolutions and/or directives of the Board of which it has notice, and applicable laws which may from time to time apply to the Services rendered by GS&Co.

(g)       The Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to GS&Co. pursuant to this Agreement. All documents, if so required, shall be provided to GS&Co. on a timely basis and in a format and medium reasonably requested by GS&Co. from time to time. GS&Co. shall be entitled to rely on all documents and data provided by Trust and shall have no liability for any loss, damage or expense incurred by the Trust or any other person to the extent that such loss, damage or expense arises out of or is related to Trust documents and data provided to GS&Co. pursuant to this Agreement that is not timely, current, complete and accurate.

SECTION 2. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)       GS&Co. shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by GS&Co. in writing. GS&Co. shall use commercially reasonable efforts in rendering the Services and shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)       The Trust agrees to indemnify and hold harmless GS&Co., its affiliates and each of their respective directors, officers, and employees and any person who controls GS&Co. (any of GS&Co., its affiliates, their respective officers, employees and directors or such control persons, for purposes of this paragraph, a “GS&Co. Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) GS&Co.’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(c)       In no case is the indemnity of the Trust in favor of any GS&Co. Indemnitee to be deemed to protect the GS&Co. Indemnitee against any liability to which the GS&Co. Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The GS&Co. Indemnitee shall notify the Trust in writing of any claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the GS&Co. Indemnitee (or after the GS&Co. Indemnitee receives notice of service on any designated agent).

(d)       Failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any GS&Co. Indemnitee unless failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the GS&Co. Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the GS&Co. Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the GS&Co. Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of a single counsel retained by them.

(e)       GS&Co. agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of the 1940 Act (for purposes of this paragraph, the Trust and each of its Trustees and Officers are collectively referred to as the “Trust Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by GS&Co., or (ii) GS&Co.’s failure to comply in any material respect with applicable securities laws.

(f)        In no case is the indemnity of GS&Co. in favor of any Trust Indemnitee to be deemed to protect any Trust Indemnitee against any liability to which such Trust Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(g)        Trust Indemnitee shall notify GS&Co. in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Trust Indemnitee (or after the Trust Indemnitee has received notice of service on any designated agent). Failure to notify GS&Co. of any claim shall not relieve GS&Co. from any liability that it may have to the Trust Indemnitee against whom such action is brought unless failure or delay to so notify GS&Co. prejudices GS&Co.’s ability to defend against such claim. GS&Co. shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if GS&Co. elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Trust Indemnitee, defendant or defendants in the suit. In the event that GS&Co. elects to assume the defense of any suit and retain counsel, the Trust Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If GS&Co. does not elect to assume the defense of any suit, it will reimburse the Trust Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(h)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 2(b) or 2(e) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(i)        The Trust agrees that GS&Co., its employees, officers and directors shall not be liable to the Trust for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the Services for an aggregate amount in excess of the fees paid by the Trust to GS&Co. in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

SECTION 3. COMPENSATION AND EXPENSES

(a)       In consideration of the provision of the Services by GS&Co. pursuant to this Agreement, the Trust shall pay GS&Co. the fees and expenses set forth in Appendix B hereto.

(b)       [Omitted]

SECTION 4. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)       This Agreement shall become effective on the date indicated above (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties relating to corporate secretarial services, whether oral or written, relating to the Trust.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(b)       This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)       This Agreement may be terminated at any time, without the payment of any penalty (i) by the Trust on sixty (60) days’ written notice to GS&Co. or (ii) by GS&Co. on sixty (60) days’ written notice to the Trust.

(d)       The provisions of Sections 2, 4(d), 5, 8, and 9 shall survive any termination of this Agreement.

(e)       The Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Trust’s obligations hereunder, without the prior written consent of GS&Co., which consent shall not be unreasonably withheld or delayed. GS&Co. may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of GS&Co. or to any person or entity who purchases all or substantially all of the business or assets of GS&Co. to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

SECTION 5. CONFIDENTIALITY

(a)       GS&Co. agrees to treat all records and other information that it receives in connection with the Services and is related to the Trust (“Confidential Information”) as proprietary information of the Trust and, on behalf of itself and its Representatives (as defined below), to keep confidential all such information, except that GS&Co. may release such Confidential Information (i) to its affiliates and its and their respective officers, directors, employees and advisors (including counsel) who have a need-to-know such Confidential Information (collectively, “Representatives”), (ii) as requested or required by law, rule, regulation, or legal process or otherwise pursuant to routine supervisory oversight by a banking, governmental or other regulatory authority, (iii) as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GS&Co. is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information, or (iv) when so requested by the Trust.

(b)      If GS&Co. is required to disclose Confidential Information pursuant to subsections (ii) or (iii) of the preceding paragraph, GS&Co. shall, to the extent permitted by law and except in the case of a disclosure pursuant to regulatory oversight, notify the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such Confidential Information.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(c)       The obligations under this Section 5 shall not apply to any information that (i) is available to the public through no disclosure by GS&Co. in breach of its obligations hereunder, (ii) is already in the possession of GS&Co. or its Representatives prior to its disclosure hereunder, (iii) is provided by a third-party not known to GS&Co. or its Representatives to be in breach of any obligation of confidentiality owed to the Trust with respect to such information, or (iv) is independently developed by GS&Co. or its Representatives.

SECTION 6. FORCE MAJEURE

GS&Co. shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, except with respect to any sub-contractor hired by GS&Co., to the extent GS&Co.’s obligations hereunder are to oversee or monitor the activities of third parties, GS&Co. shall not be liable for any failure or delay in the performance of GS&Co.’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with GS&Co.

SECTION 7. ACTIVITIES OF GS&CO.

(a)       Except to the extent necessary to perform GS&Co.’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict GS&Co.’s right, or the right of any of GS&Co.’s managers, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)       GS&Co. may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of GS&Co., who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve GS&Co. of its responsibilities hereunder; and provided further that GS&Co. shall be responsible for supervising any subcontractor. GS&Co. may pay those persons for their services, but no such payment will increase GS&Co.’s compensation or reimbursement of expenses from the Trust.

SECTION 8. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board shall not be liable for any obligations of the Trust under this Agreement, and GS&Co. agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust. Further, notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability, or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

SECTION 9. MISCELLANEOUS

(a)       Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(b)       This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(c)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d)       If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both GS&Co. and Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(e)       Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f)        Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g)       Nothing contained in this Agreement is intended to or shall require GS&Co., in any capacity hereunder, to perform any functions or duties on any day other than a Trust business day. Functions or duties normally scheduled to be performed on any day which is not a Trust business day shall be performed on, and as of, the next Trust business day, unless otherwise required by law or as mutually agreed by the parties.

(h)       The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)        With the exception of Appendices A and C, this Agreement may not be amended, modified, or supplemented without a written instrument duly executed by an authorized representative of each party. Notwithstanding the foregoing, Appendices A and C may be unilaterally amended by GS&Co. upon notification to the Trust.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

The 2023 etf series trust

By:	/s/ Robert Howard
Name:	Robert Howard
Title:	Chairman of the Board of Trustee of the Trust

Goldman Sachs & Co, llc.

By:	/s/ Steve Sachs
Name:	Steve Sachs
Title:	Managing Director

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

APPENDIX A

SERVICES

GS&Co. will provide the following services:

●	Send notices and agenda of all Board and Committee meetings;

●	Attend (in-person or telephonically) all Board and Committee meetings;

●	Attend meetings of shareholders, if any;

●	Obtain signatures on approved board and committee meeting minutes;

●	Manage Trust’s digital board meeting platform and records;

●	Serve as liaison for officers and trustees;

●	Solicit & collate meeting materials;

●	Organize meeting logistics (including time, location, and presenters);

●	Organize Trust travel and accommodations;

●	Coordinate with service providers on behalf Trust;

●	Review and coordinate completion of Compliance Calendar;

●	Maintain meeting agendas;

●	Coordinate 15(c) Pricing Review;

●	Other services not enumerated herein, but agreed to by the parties, from time to time as such services may require the payment of an additional fee; and

●	Ensure Consistency in Format of Meeting Materials across service providers.

This Appendix A may be unilaterally amended by GS&Co. with notification to the Trust

A-1

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

APPENDIX B

COMPENSATION

[OMITTED]

B-1

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

APPENDIX C

The 2023 etf series trust

PARTICIPATING FUNDS SCHEDULE

Name of Participating ETF	Date of Addition of Participating Fund
Brandes International ETF	June 1, 2023
Brandes U.S. Small-Mid Cap Value ETF	June 1, 2023
Brandes U.S. Value ETF	June 1, 2023
Eagle Capital Select Equity ETF	February 22, 2023

This Appendix C may be unilaterally amended by GS&Co. with notification to the Trust.

C-1